UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2005

CYBEX INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

New York	0-4538	11-1731581
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Trotter Drive, Medway, Massachusetts	02053
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 533-4300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement.

Cybex International, Inc. (“Cybex”) has entered into a Services Agreement, effective as of January 1, 2006, with UM Holdings Ltd. (“UM”). Pursuant to the Services Agreement, UM provides on a part-time, as-needed basis, the use of certain office space and related office services, including the services, on a part-time basis, of an administrative assistant. Pursuant to the Services Agreement UM receives a monthly fee in an amount mutually agreed to from time-to-time by UM and Cybex; the monthly fee for 2006 is $6,500. These arrangements have been considered by the independent directors of Cybex and found to be fair and in the interest of Cybex. The Services Agreement replaces the Services Agreement with UM dated February 26, 2005, pursuant to which UM provided, in addition to office support services, the services of its Chief Financial Officer.

John Aglialoro, Chairman and Chief Executive Officer of Cybex, and Joan Carter, a director and the Secretary of Cybex, are the executive officers, directors and principal stockholders of UM, and Mr. Aglialoro, Ms. Carter and UM together beneficially own a majority of the outstanding common stock of Cybex.

Item 1.02: Termination of a Material Definitive Agreement

See Disclosure in Item 1.01 above, which is incorporated herein by reference, with respect to the Services Agreement dated February 26, 2005 between Cybex and UM, which expired on December 31, 2005.

Item 9.01: Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1 Office Services Agreement, dated as of January 1, 2006, between Cybex International, Inc. and UM Holdings Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 4, 2006

CYBEX INTERNATIONAL, INC. (Registrant)

By:	/S/ JOHN AGLIALORO
Name: John Aglialoro Title: Chief Executive Officer